FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 25, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces New 3-D Seismic Acquisition

Adds New Concession Acreage in Poland

Salt Lake City, July 25, 2007 – FX Energy, Inc. (NASDAQ: FXEN) announced today that the Polish Oil and Gas Company (“POGC”) and FX Energy have approved a new 3-D seismic acquisition program in the Company’s Fences concession. The new 3-D grid will cover 155 square kilometers and expand coverage east from the Sroda area where 3-D field work was completed earlier this year. The new seismic will include the Company’s recent Winna Gora new field discovery as well as a number of additional Rotliegend sandstone structural targets previously identified on 2-D seismic. Field work is expected to begin later this year.

“This new seismic will allow us to drill a horizontal leg from our Winna Gora discovery well, double the amount of 3-D coverage in our focus area and provide additional 3-D drilling targets in the second half of 2008,” said David Pierce, President of FX Energy. “This is a key step in expanding our focus area and potentially accelerating our appraisal and development work in this area. The funding we just completed provided the critical resources for us to carry out this expansion,” concluded Mr. Pierce.

FX Energy also reported that it has received four new concession blocks in east central Poland adjacent to the Company’s Lublin concession where the Wilga-2 well is producing both oil and gas. The Company applied for the blocks in late 2006. The four new blocks, which cover over 900,000 acres, were selected by the FX technical team, led by Jerzy Maciolek, Vice President of International Exploration. “We believe the hydrocarbon potential of Poland remains under appreciated so we will continue to apply new exploration ideas and consider new areas to apply them,” said Mr. Maciolek.

About FX Energy

FX Energy is an independent oil and gas exploration and production company. Through 2006, most of the Company’s production has been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 250,000 acres around its Wilga discovery and over 2.8 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements with respect to the anticipated closing of the offering and the anticipated use of proceeds. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.